EXHIBIT 10.66

                             DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into this 11th day of September, 2000 by and between:

Aap Implantate, AG, a company duly organized and existing under the laws of Germany, with its principal offices at Lorenzweg 5, 12099 Berlin, Germany, (hereinafter referred to as "aap Implantate, AG") and aap Implants, Inc. a Company duly organised and existing under the laws of the state of Massachusetts, with its principal offices at 15 Caswell Lane, Boat Yard Square, Plymouth, Massachusetts 02360 (hereinafter referred to as "aap") and Exactech, Inc., a company duly organised and existing under the laws of the State of Florida, USA with its principal offices at 2320 NW 66th Court, Gainesville, FL, 32653, USA (hereinafter referred to as "Distributor"),

                                     WHEREAS

A) aap Implantate, AG, is the manufacturer and /or producer and /or developer of certain trauma products and related instruments; and

B) aap, representing its parent Company, aap Implantate, AG, is responsible for the business development of certain trauma products and related instruments, developed by aap Implantate, AG, as listed in Exhibit A attached hereto (the "Products"); and

C) Distributor is desirous of obtaining from aap and aap is willing to grant to Distributor, on the terms and conditions set forth below, the right to sell, distribute and promote the Products in the Territory (as hereinafter defined); and

D) aap is entering into this Agreement based on assurances that Distributor will devote its best efforts to market and sell said Products in the Territory and otherwise adhere to all the terms and conditions of this Agreement.

E) Distributor is entering into this Agreement based on assurances that aap through it's parent aap Implantate AG, will reliably supply Products suitable for the U.S. market and will develop and make available to Distributor other differentiated trauma products to fill the product line.

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NOW THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereby agree as follows:

I -  APPOINTMENT OF DISTRIBUTOR

1.1. aap hereby appoints Distributor for the term of this Agreement and subject to the terms and conditions hereof, its exclusive distributor to distribute and sell the Products throughout the entire Territory

1.2. Said exclusive designation shall restrictively mean that aap shall not sell Products directly or through a subsidiary or an independent sales organization, or appoint any third party located within the Territory for the sale or distribution in the Territory of the Products. Distributor hereby undertakes at all times during the term of this Agreement to use its best efforts to promote and sell the Products throughout the entire Territory.

1.3. Notwithstanding the appointment of Distributor as exclusive distributor as provided above, it is expressly understood and agreed that aap shall be entitled to grant exclusive and/or non-exclusive manufacture and distribution licenses covering the Products outside of the Territory.

II - TERRITORY

2.1. The term "Territory" as used in this Agreement shall mean the entire territory of the following countries:
The United States of America.

2.2. Distributor shall refrain, , from promoting sales or soliciting orders for the Products outside the Territory. Furthermore, Distributor shall not sell any of the Products to a customer or intermediary located outside the Territory. Distributor will have no responsibility for use, delivery, nor subsequent sale of a product by a customer or intermediary if such sale by Distributor occurred within the Territory.

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III - TERM

3.1 This Agreement shall be effective as of the date of execution by the last party. Subject to the terms and conditions herein, the initial term of this Agreement shall be for a five (5) year period starting from the effective date above, and it shall be automatically extended and renewed for additional five
(5) year periods, subject to the following:

         (a) earlier termination in accordance with paragraph XIII - TERMINATION, below;

         (b) at the end of each contract period, the distributor having met the minimum purchase objectives for the most recent calendar year (in accordance with paragraph VI-MINIMUM PURCHASE OBJECTIVES, below).

IV - TERMS AND CONDITIONS OF SALE TO DISTRIBUTOR

Distributor undertakes and agrees to purchase the Products from aap under the following terms and conditions:

4.1 Price:

The prices to be paid by Distributor to aap for the Products shall be the prices as quoted in Exhibit A attached hereto.

4.2. Payment:

Payment of all amounts due for the Products shall be made by Distributor in accordance with the conditions of payment which are set forth in Exhibit A attached hereto. All payments shall be made in U.S. Dollars. aap shall pay all customs duties, VAT and other taxes and charges arising in connection with the transportation, and importation of the Products. It is understood and agreed that without prejudice to any other of its rights, aap Implants. Inc. may withhold all shipments of Products if Distributor has not paid an invoice within the terms specified in Exhibit A. Upon termination of the Agreement, Distributor shall return to aap any Product which has not been paid, or shall pay for such product within the terms on applicable invoices.

4.3. Acceptance of Orders:

a) All purchase orders for the Products shall be in writing. All orders and/or modifications placed by Distributor under this Agreement shall be subject to acceptance

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by aap and no such order shall be binding until accepted by aap.

Except as provided in Section IV (3) (b) below, acceptance shall be deemed to have been given if aap does not, within 10 working days of actual receipt of an order, notify Distributor of its rejection thereof. Distributor may not cancel an accepted order without aap's written consent. aap shall be entitled (without incurring any liability toward Distributor, or any assistant or subsidiary dealer of Distributor or any customer) to cancel accepted orders in the event that, prior to delivery, notice of termination of this Agreement has been given because of Distributor's default.

b) aap shall confirm in writing the firm orders placed by the Distributor together with the expected delivery time.

4.4. Title and Delivery Schedule:

a) Title, and therefore, risk of loss or damage during shipment shall pass to the Distributor in the United States and aap shall have no responsibility for any damages or losses to the Products after transfer to the Distributor.

b)It is further expressly understood and agreed that technical and other documents or material delivered to the Distributor relating to the Products shall remain the property of aap At termination of the Agreement, and upon request by aap at any time, such documentation which has not been distributed to the field shall be immediately returned to aap

4.5. Availability

aap and aap Implantate, AG will make the Products available in the quantities and at the times specified by the Distributor in its purchase orders, but in case of a shortage in the Products, aap reserves the right to allocate its available supplies to its various distributors and customers in such a way as it may reasonably determine. However if aap and aap Implantate, AG cannot supply forecasted product after 90 days this will be considered a minor breach of the Agreement.

4.6. Government Authorisation

aap shall be responsible for obtaining, in its own name, any technical authorisation which may be required by any authority in the Territory relating to the Products.

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Distributor shall, at no cost to aap, promptly and diligently cooperate with aap in pursuing such authorisations and to facilitate interaction with the authority when appropriate. Costs for additional testing, costs specifically associated with filing and legal fees required to achieve authorisations etc. incurred on behalf of aap shall be the responsibility of aap unless agreed to in advance by Distributor.

V -  GENERAL COMMERCIAL CONDITIONS

5.1. Sales Structure:

a) Distributor shall at its sole expense set up and maintain at all times during the term of this Agreement adequate facilities for stocking the Products and a sales organisation adequate to cover the potential market for the Products in the Territory and shall to that effect, under its sole responsibility and at its own expense, engage a trained and qualified staff to promote and sell the Products throughout the entire Territory and in accordance with Distributor's undertaking herein to at all times vigorously and continuously use its best efforts to promote and sell the Products throughout the entire Territory.

5.2. Assistance to Customers:

aap will provide sales literature and other appropriate product and technical information to Distributor. Distributor shall furnish all appropriate information regarding the Products to existing and potential customers in the Territory. Distributor shall reply promptly to all requests for information as well as to all correspondence or purchase orders from said customers. aap will maintain marketing and product management support in the U.S. to assist Distributor, and aap will provide marketing and product management support to Distributor in the amount agreed upon between aap and Distributor. These personnel may advise Distributor regarding customer response procedures and marketing strategies. aap may send, at its own expense, its own representatives to visit and advise customers in the Territory, provided that such visits shall be set up in advance on a schedule agreed with the Distributor.

5.3. Safety Health and Other Laws and Regulations:

Distributor shall use best efforts to keep aap informed in writing about any laws and

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regulations applicable to the Products in the Territory.

5.4. Resale Prices:

Distributor is free to set its resale prices. Such resale prices shall at all times be set forth in a current price list for the Products maintained by Distributor. However, Distributor is not obligated to sell Products at List Prices.

5.5. Reports of Operation/Accurate Record:

a) Distributor shall promptly make available to aap during the term of this Agreement, once per year, on about November 30, with respect to coming year: actual prior year sales, year-to-date and forecast sales of the Products in the Territory, and such other information as aap shall reasonably request.

b) aap and the Distributor each agree to maintain accurate and complete books, records of the traceability of the Products inside the Territory, and accounts of transactions under this Agreement. The traceability books must be kept for a period of time consistent with regulatory requirements and for a minimum of ten
(10) years.

c) aap shall promptly notify Distributor and Distributor will promptly notify aap of any Product recall, complaints, or incidents that affect inventory of Products Distributor has purchased.

5.6. Marketing Activities

a) aap shall provide Distributor with all available test results, clinical result information and other technical data, if any, for Distributor to use in the development of the marketing and promotional material relating to the Products.

b) Distributor shall:

(i) at its own cost be responsible for active promotion of the Products throughout the entire Territory.

(ii) Not engage in, publish, cause to be published, encourage or approve any advertisement or practice which might mislead or deceive the public or might be detrimental to the good name, trademarks, trade-names, goodwill or reputation of aap or the Products.

c) Distributor agrees to consider the advice and suggestions of aap with regard to Product promotion.

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d) Neither aap Implantate AG nor aap will directly nor indirectly contact any of
Distributor's customers without the prior written permission of Distributor.

VI - MIMIMUM  PURCHASE  OBJECTIVES

6.1. During the term of this Agreement, Distributor undertakes to purchase such minimum annual quantities of Products as provided in Exhibit B hereof. The minimum purchase objective for year 2000 is recorded in Exhibit B. By December 31 , 2000 aap and Distributor will utilize best efforts to agree on the minimum purchase objective for 2001. By December 31, of each subsequent year that the Agreement is in effect the parties will utilize best efforts to agree on the minimum purchase objective for the following calendar year.

It is understood and agreed that Distributor's failure to satisfy such minimum annual sales objectives, shall be considered a Breach of this Agreement.

6.2 It is understood that Distributor will not be required to meet minimum purchase objectives for years during which aap fails to ship forecasted product within 90 days of receipt of accepted orders from distributor, or if product is recalled or withdrawn due to regulatory action or if other quality problems occur more frequently than industry averages, as documented in Distributor's complaint tracking system. In the event of these interruptions the parties will renegotiate in good faith revised minimum purchase objectives for the year.

VII - COMPETING PRODUCTS

7.1. Distributor agrees, during the term of this Agreement, not to manufacture, sell, distribute or otherwise handle in the Territory any competing products to the Products. "Competing products" shall mean any products of equivalent design to the Products. "Competing products" shall not mean other trauma products not manufactured or distributed by aap Implantate AG, unless agreed upon by mutual consent.

VIII - RETURN AND PURCHASE OF INVENTORY

8.1. In the event of termination, expiration or non-renewal of this Agreement for any reason whatsoever, aap shall be entitled to cease accepting orders for any Products.

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On the effective date of termination, all Products and other materials and documents as referred to in Articles IV (4) and V (6) (a) which are in the possession or under the control of Distributor which remain the property of aap shall be immediately returned to aap by Distributor.

8.2. Within thirty (30) days of the effective date of such termination, expiration or non-renewal, Distributor shall submit to aap an inventory list of all unsold Products which are the property of Distributor as of the date of the said termination, expiration or non-renewal. If aap or aap Implantate AG terminate the Agreement or refuse to renew the Agreement with or without cause, or if Distributor terminates the Agreement for cause, aap or aap Implantate AG shall repurchase such inventory that is in it's original, unopened, packaging and all unpackaged and unused inventory in its original condition. If Distributor terminates the Agreement or refuses to renew the Agreement without cause, aap or aap Implantate AG shall have the right but not the obligation to repurchase the inventory of implants and instruments. If aap or aap Implantate AG do not repurchase the inventory, Distributor will have the right to sell off the implants and instruments for an unlimited period of time beyond the date of termination.

8.3 The price for any such inventory repurchase shall be aap's actual selling price to Distributor. Used instruments will be repurchased as follows: if less than 2 years old at 80% of selling price, if 2 years, one day to 3years old at 60% of selling price, if 3 years, one day to 4 years old at 40% of selling price, if 4 years, one day to 5 years old at 20% of selling price and if greater than 5 years old at 0% of selling price. In the event that this Agreement is terminated by aap because of a material breach of this Agreement by the Distributor then the transportation and packing costs for the Products repurchased by aap as provided above shall be paid by the Distributor. Distributor shall return to aap, free of charge, all Products, materials and equipment which aap may have made available to Distributor free of charge.

IX - INTELLECTUAL PROPERTY RIGHTS

9.1. Distributor acknowledges that aap is the exclusive owner of the entire right, title and interest in any trademarks and all other intellectual property rights incorporated

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into or any way used in connection with any of the Products (the "Property").
Distributor further acknowledges that it shall acquire no right or interest in the Property by reason of this Agreement or otherwise and that the Property shall be used by Distributor solely in connection with the promoting, distributing and selling of the Products in the manner as provided by this Agreement and strictly in accordance with such rules and regulations regarding the use of the Property as aap may furnish to Distributor from time to time.

9.2. Distributor shall not in the Territory or in any other country during the term of this Agreement or at any time thereafter apply for or seek registration of any trade marks, copyright, patent or design which may interfere with any of the Property. Distributor further undertakes and agrees that it will not at any time commit or facilitate any action which may in any way impair the rights of aap in and to any of the Property and that it will not represent in any way that they have any other right or title to any of the Property other than the rights to distribute, distribute and sell the Products solely in the manner as provided by this Agreement

9.3. Distributor shall not at any time during the term of this Agreement, directly or indirectly, manufacture, process, package, advertise, distribute or sell products on its behalf or for others, which in any way will infringe or interfere with any of the Property. After the term of the Agreement Distributor shall not infringe or interfere with the Property, but is free to compete with the Products.

9.4. If any case of unfair competition or infringement by third parties in the Territory of the Property comes to knowledge of Distributor, it shall inform aap as soon as possible. aap will, at its own discretion and without any obligation hereunder, decide whether it will prosecute any such case of which it is so notified and in what manner it will prosecute. At the request and expense of aap, Distributor shall assist aap to the best of its capability and diligence.

9.5 In the event Distributor notifies aap of infringement or unfair competition by a third party and aap declines to prosecute, but Distributor determines such infringement or unfair competition limits sales growth potential and Distributor desires to prosecute third party, Distributor and aap will renegotiate minimum purchase objectives and/or

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aap will offer price discounts for the purpose of supporting funding
Distributor's actions against third party infringer.

9.6. aap hereby declares, in good faith, to have no knowledge of any intellectual property rights or any other proprietary rights of any third party which could be actually violated or anyway infringed by using any of the Property and/or by distributing, promoting and selling the Products in the Territory. It shall be a breach or default by aap if Distributor is prevented from promoting or selling any of the Products or using any of the Property in the Territory.

X - AUTHORITY OF DISTRIBUTOR

10.1. The relationship between aap and Distributor is and will remain that of seller and buyer and independent contractors.

Distributor, its agents and employees are in no way employees of aap and have no right or authority to represent themselves or act as such or in any way to bind aap to any obligation to a third party, and they shall not assume or create in writing or otherwise any obligation of any kind, express or implied, in the name of or on behalf of aap, unless specifically authorised to do so in writing by aap and in accordance with the conditions specified by aap. aap its agents and employees are in no way employees of Distributor and have no right or authority to represent themselves or act as such or in any way to bind Distributor to any obligation to a third party, and they shall not assume or create in writing or otherwise any obligation of any kind, express or implied, in the name of or on behalf of Distributor, unless specifically authorised to do so in writing by Distributor and in accordance with the conditions specified by Distributor.

10.2. Distributor warrants and agrees that it shall be at all times an independent contractor, and that it shall do business at its own risk and for its own profit and not as an employee of aap. aap warrants and agrees that it shall be at all times an independent contractor, and that it shall do business at its own risk and for its own profit and not as an agent or employee of Distributor.

10.3. Nothing in this Agreement shall be construed and intended as granting to the Distributor any right whatsoever to directly manufacture or have manufactured any aap

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product within the term of the Agreement. Products to be distributed within the term of the Agreement by Distributor under this Agreement shall be solely and exclusively supplied to Distributor by aap.

XI - WARRANTY, PRODUCT LIABILITY AND INSURANCE

11.1. aap Implantate AG and aap each warrant to Distributor that one or both of them have rights, title, and interest in Product(s), to rightfully transfer such rights, title and interest to Distributor free of any liens or claims, and that Product(s) furnished will be new, merchantable, free from defects in material and workmanship, meet or exceed the intended use of each Product, and will conform to and perform in accordance with all respective specifications as to quality, regulatory authority, and other parameters.

11.2. Defective Product(s) will be returned to aap for replacement at no charge. Unless otherwise agreed, aap shall pay for all shipping and insurance related to defective Product return and reshipment within ten (10) working days of receipt of defective Product(s).

11.3. During the term of this Agreement, during any renewal of this Agreement, and for five (5) years thereafter, aap Implantate AG and aap shall each obtain and maintain, at its own expense, from an insurance carrier acceptable to Distributor, in full force and effect comprehensive general liability insurance with product liability coverage including or regarding the sale of any such Product(s) purchased and/or distributed by Distributor, in an amount of not less than $5 million in the aggregate and $3 million per occurrence. Such insurance shall contain a broad form vendor's (distributor's) endorsement inuring to the benefit of Distributor and naming Distributor as additional insured. Distributor shall be furnished an annual certification confirming such coverage. Such insurance shall be in addition to, and not in lieu of, any policy or policies of insurance maintained by aap Implantate AG, aap, or Distributor.

11.4 In the event a claim or proceeding is brought against Distributor and/or aap Implantate AG and/or aap which is related to any issue or cause over which Distributor has no control (e.g. product liability, warranty, or other claim), aap Implantate AG and aap shall be exclusively responsible for said claim and shall hold Distributor or any

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affiliated company or representative/agent harmless of any obligation arising therefrom and/or indemnify Distributor and such affiliated company or representative/agent including payment of attorney fees and costs.

XII - CONFIDENTIALITY

12.1. Distributor and aap acknowledge that certain technical and commercial information and know-how furnished by and to aap and Distributor during the term of this Agreement will be marked as "Confidential" and is of proprietary and highly confidential and secret nature.

12.2. All of such technical and commercial information and know-how is given and received in strict confidence and is to be used by the parties solely for the purpose of carrying out this Agreement. The parties shall keep in strict confidence the aforesaid technical and commercial information and know-how and shall not, for any reason whatsoever, reveal, disclose, sell or transfer any part of such technical or commercial information or know-how, directly or indirectly, to any third party except as permitted by the terms of this Agreement.

12.3. In the performance of its obligations under this Article XII, the parties shall at their own expense take all precautions and steps which may be reasonably requested in order to protect such know-how and confidential information (including the bringing of legal action in order to ensure that others respect this undertaking of confidentiality).

Nothing herein shall be interpreted as prohibiting aap at its own expense from bringing such legal actions within or outside the Territory as it shall deem to be in its best interest.

12.4. The parties shall have the right to disclose said technical information and know-how received only to those employees and agents who require same and both parties agree to exercise a high degree of care in the selection of its employees and agents to whom said technical information and know-how, or any part thereof, will be disclosed.

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12.5 Confidential information shall not include information known through the public domain either before or after the term of the Agreement, and shall not include information that becomes known through sources not covered under a confidentiality agreement.

12.6 The parties are not obligated under this Agreement to withhold confidential information if directed to provide such information by a court of law or regulatory body. All such disclosures shall be limited to the specific direction of said court of law or regulatory body.

12.7. The parties obligations set forth in this Article XII shall survive and remain in effect even after the expiration or the termination of this Agreement.

12.8. The parties shall inform one another as soon as possible of any and all violations within the Territory that come to their attention. If aap, after consultation with Distributor but in its entire discretion, should decide to institute a legal action in its own name, it may do so at its own expense, provided however that Distributor may, at its option, participate in such legal action, in which case each party shall pay its own expenses in connection with such an action, including fees of legal counsel.

XIII - TERMINATION

13.1. Notwithstanding any other provisions hereunder, this Agreement may be terminated before the expiration of its term under the following circumstances:

a) By either party for cause by giving not less than ninety (90) days prior written notice of termination to the other party. For purposes of this Section XIII, "cause" means the other party's material breach of a duty or obligation under this Agreement, and /or repeated failure of the other party to perform one or more of its duties or obligations whether or not any one or more of such failures themselves constitute a material breach; or

b) By either party forthwith on written notice of termination to the other party for the other party's voluntary or involuntary petition of bankruptcy, or insolvency, or winding up of its operations.

13.2 During the period of notice of termination given for cause, the party giving notice

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may withhold its own performance (except in respect of the payment of any amount then due and owing to the other party) unless the other party cures or acts with due diligence to cure the breach or failures. Provided, however, if the cause specified in the notice is Distributor's failure to meet minimum sales objectives for any period, then Distributor must make up the deficit during the notice period.

XIV - INSPECTION

Upon request, aap and its representatives shall have reasonable access, during normal working hours, to Distributor's place(s) of business to check books and financial reports to ascertain Distributor's compliance with this Agreement.

In the case aap is unable to provide Products in quantities ordered and therefore aap allocates available products to other customers, Distributor, upon request shall have reasonable access to information related to such allocation of Products.

XV -  GOVERNING LAW

This Agreement and all rights and obligations established hereunder shall be exclusively governed by the laws of the state of Massachusetts .

XVI - NOTICES

All notices, requests, or other communications provided for or permitted hereunder shall be in writing and shall be delivered in person or by registered post return receipt requested, with a copy by facsimile transmission, to the party's address and facsimile number appearing below unless such party has notified the other party, in writing, of a substitute address or substitute facsimile number:

To aap Implantate AG, at Lorenzweg 5
                         12099 Berlin
                         Germany
                         Facsimile no. 49 30 750 19-111
                         Attention: Joachim Staub

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to aap Implants, Inc. at: 15 Caswell Lane, Boat Yard Square
                          Plymouth, Massachusetts 02332
                          United States of America
                          Facsimile no. 508-747-5118
                          Attention:   Wayne Knupp


to Exactech, Inc. at:     2320 NW 66th Court
                          Gainesville, FL  32653
                          United States of America
                          Facsimile no. 352-378-2617
                          Attention:  Timothy Seese

XVII - FAILURE TO ENFORCE

The failure of the parties to enforce at any time or for any period of time the provisions hereof, in accordance with their terms, will not be construed to be a waiver of such provisions or of the right of the parties thereafter to enforce each and every such provisions.

XVIII - ENTIRE AGREEMENT - MODIFICATIONS

This Agreement supersedes all prior agreements, oral or written, between the parties hereto and contains the entire and only agreement between the parties and any representation, terms or conditions relating thereto or in connection therewith, oral or in writing, not incorporated herein will not be binding upon either party.

No modification, termination, notice of termination or discharge of this Agreement or any of the provisions hereof nor any representation, promise or condition relating to this Agreement will be binding unless made in writing.

XIX - ASSIGNABILITY

Neither this Agreement nor any of the rights hereunder are assignable by

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Distributor without the prior written consent of the other party, which will not be unreasonably withheld.

XX -  INVALID PROVISIONS

Should any provision of this Agreement now or later conflict with any mandatory applicable law or regulation with the force of law, said provision(s) shall be considered as not written and of no effect and all other provisions of this Agreement shall remain in full force and effect.

IN WITNESS whereof the parties have accepted, agreed and executed this Agreement as of the date first above written.

Exactech, Inc.                                      aap Implants, Inc.

By:    /s/ Timothy J. Seese                         By:      /s/ Wayne Knupp
       --------------------                                  ---------------
Title: President/Chief Operating Officer            Title: Vice President

Aap Implantate AG

By:    /s/ Joachim Staub
       --------------------
Title: Member of the Board of Management

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